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                                                                      EXHIBIT 12


                        Computation of Ratio of Earnings
                                to Fixed Charges

                                                                         (Unaudited)
                                                               (in thousands, except ratios)

                                                    Historical                                               Pro Forma
                    -------------------------------------------------------------------------  ------------------------------------
                                                                                   Six months               Six months   Six months
                                                                                     ended     Year ended     ended        ended
                                   For the year ended December 31,                  June 30,  December 31,   June 30,     June 30,
                    ------------------------------------------------------------   ---------- ------------  ----------   ----------
                       1998         1999         2000        2001        2002         2003        2002         2002         2003
                    ----------   ----------   ----------  ----------  ----------   ----------  ----------   ----------   ----------
Net income (loss)
  before taxes         (49,361)      (3,126)      67,260      78,458     (48,118)      60,256     (49,394)     (29,569)      61,941
Interest expense         8,323        9,207        9,731      13,196      34,881       29,403      55,580       27,846       28,540
                    ----------   ----------   ----------  ----------  ----------   ----------  ----------   ----------   ----------
    Earnings           (41,038)       6,081       76,991      91,654     (13,237)      89,659       6,186       (1,723)      90,481
                    ==========   ==========   ==========  ==========  ==========   ==========  ==========   ==========   ==========
Interest Expense         8,323        9,207        9,731      13,196      34,881       29,403      55,580       27,846       28,540
                    ----------   ----------   ----------
    Fixed Charges        8,323        9,207        9,731      13,196      34,881       29,403      55,580       27,846       28,540
                    ==========   ==========   ==========  ==========  ==========   ==========  ==========   ==========   ==========
Ratio of earnings
  to fixed charges          (1)          (1)        7.91        6.95          (1)        3.05          (2)          (2)        3.17
                    ==========   ==========   ==========  ==========  ==========   ==========  ==========   ==========   ==========

(1) Earnings were insufficient to cover fixed charges by $49,361,000, $3,126,000, and $48,118,000 for the years ended December 31, 1998, 1999 and 2002 respectively.

(2) Earnings were insufficient to cover fixed charges by $29,569,000 and $49,394,000 for the pro forma six months ended June 30, 2002 and year ended December 31, 2002 respectively.